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                                                             Exhibit 99.13.01(a)


                    ML MULTI-MANAGER PORTFOLIO LLC
                    (A DELAWARE LIMITED LIABILITY
                    COMPANY) (IN LIQUIDATION)

                    Financial Statements for the years ended
                    December 31, 2004 and 2003
                    and Independent Auditors' Report


[MERRILL LYNCH LOGO]

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ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)
(In Liquidation)

TABLE OF CONTENTS

                                                           PAGE
                                                           ----
INDEPENDENT AUDITORS' REPORT                                  1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2004 AND 2003:

  Statements of Financial Condition                           2

  Statements of Income                                        3

  Statements of Changes in Members' Capital                   4

  Notes to Financial Statements                            5-10

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INDEPENDENT AUDITORS' REPORT


To the Members of
 ML Multi-Manager Portfolio LLC (in Liquidation):

We have audited the accompanying statements of financial condition of ML Multi-Manager Portfolio LLC (in liquidation) (the "Company") as of December 31, 2004 and 2003, and the related statements of income and of changes in members' capital for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC (in liquidation) as of December 31, 2004 and 2003, and the results of its operations and changes in its members' capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.


New York, New York
March 28, 2005

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ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)
(In Liquidation)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003

                                                                         2004              2003
                                                                    ---------------   ---------------
ASSETS:

Equity in commodity futures trading accounts:
  Cash                                                              $   100,853,909   $   144,643,694
  Net unrealized profit on open contracts                                   376,534         3,718,704
Accrued interest and other receivables                                      191,267           113,821
                                                                    ---------------   ---------------

      TOTAL                                                         $   101,421,710   $   148,476,219
                                                                    ===============   ===============

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

  Brokerage commissions payable                                     $       400,425   $       480,455
  Profit Shares payable                                                     751,758         1,200,000
  Administrative fees payable                                                11,885            14,465
  Due to Members                                                        100,257,642         6,652,454
                                                                    ---------------   ---------------

    Total liabilities                                                   101,421,710         8,347,374
                                                                    ---------------   ---------------

MEMBERS' CAPITAL:

  Voting Members                                                                  -       140,128,845
                                                                    ---------------   ---------------

    Total Members' capital                                                        -       140,128,845
                                                                    ---------------   ---------------

      TOTAL                                                         $   101,421,710   $   148,476,219
                                                                    ===============   ===============

See notes to financial statements.

                                        2
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STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                         2004              2003
                                                                    ---------------   ---------------
TRADING REVENUES:

Trading profit (loss):
  Realized                                                          $     8,895,466   $    16,148,311
  Change in unrealized                                                   (3,342,894)         (812,432)
                                                                    ---------------   ---------------

    Total trading revenues                                                5,552,572        15,335,879
                                                                    ---------------   ---------------

INVESTMENT INCOME:

Interest                                                                  1,582,198         1,677,075
                                                                    ---------------   ---------------

EXPENSES:

Brokerage commissions                                                     5,788,977         6,518,807
Profit Shares                                                             1,125,625         2,244,341
Administrative fees                                                         175,085           230,413
                                                                    ---------------   ---------------

    Total expenses                                                        7,089,687         8,993,561
                                                                    ---------------   ---------------

NET INVESTMENT LOSS                                                      (5,507,489)       (7,316,486)
                                                                    ---------------   ---------------

NET INCOME                                                          $        45,083   $     8,019,393
                                                                    ===============   ===============

See notes to financial statements.

                                        3
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STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                  VOTING MEMBERS
                                 ---------------
          MEMBERS' CAPITAL,
           DECEMBER 31, 2002     $   173,454,478

          Additions                    1,030,138

          Net income                   8,019,393

          Withdrawals                (42,375,164)
                                 ---------------

          MEMBERS' CAPITAL,
           DECEMBER 31, 2003         140,128,845

          Additions                      753,224

          Net income                      45,083

          Withdrawals               (140,927,152)
                                 ---------------

          MEMBERS' CAPITAL,
           DECEMBER 31, 2004     $             -
                                 ===============

See notes to financial statements.

                                        4
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NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND DISSOLUTION OF THE COMPANY

     ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. Effective December 31, 2004, the Company suspended all trading operations and began the formal liquidation of the Company. All commodity positions were liquidated or offset and no other trading occurred. In accordance with the liquidation, the Organization Agreement terminated and the members redeemed their capital. The Company engaged in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Managers, LLC ("MLIM LLC"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch"), was delegated administrative authority of the Company. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch, was the Company's commodity broker. The Company had one class of Membership Interests, Voting Interests. Voting Interests were held by multi-advisor funds managed by MLIM LLC (the "Members"). The Members controlled all business activities and affairs of the Company by agreement of the majority interest of the Members, subject to the discretionary trading authority vested in and delegated to the independent trading advisors (the "Advisors") and the administrative authority vested in and delegated to MLIM LLC. Each Member was a "commodity pool" sponsored and controlled by MLIM LLC and shared in the trading results of the Company in proportion to its respective capital account.

     MLIM LLC selected independent advisors to manage the Company's assets, and allocated and reallocated the Company's assets among existing, replacement and additional Advisors.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could have differed from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts were reflected in "net unrealized profit on open contracts" in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations were readily available) or at fair value. The change in unrealized profit on open contracts from one period to the next is reflected in "change in unrealized" in the Statements of Income.

                                        5
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     FOREIGN CURRENCY TRANSACTIONS

     The Company's functional currency was the U.S. dollar; however, it transacted business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in "realized" in the Statements of Income.

     OPERATING EXPENSES

     MLIM paid for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

     INCOME TAXES

     No provision for income taxes was made in the accompanying financial statements as each Member was individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Members were entitled to receive any distributions, which may have been made by the Company in proportion to their respective capital accounts. No such distributions were declared for the years ended December 31, 2004 or 2003.

     WITHDRAWALS

     Each Member could have withdrawn some or all of such Member's capital at the Net Asset Value as of the close of business on any business day. There were no withdrawal fees or charges.

                                        6
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2.    CONDENSED SCHEDULE OF INVESTMENTS

      The Company's investments, defined as "net unrealized profit on open contracts" on the Statements of Financial Condition, as of December 31, 2004 and 2003, are as follows:

                                                LONG POSTIONS                                SHORT POSITIONS
                                                -------------                                ---------------
               2004                 NUMBER        UNREALIZED    PERCENT OF       NUMBER         UNREALIZED     PERCENT OF
     COMMODITY INDUSTRY SECTOR   OF CONTRACTS   PROFIT (LOSS)   NET ASSETS    OF CONTRACTS    PROFIT (LOSS)    NET ASSETS
     -------------------------   ------------   -------------   ----------    ------------    -------------    ----------
     Currencies                     1,804,689   $     643,810         0.66%     (1,802,954)   $    (390,975)        -0.40%
     Metals                               101         354,656         0.37%           (101)        (230,957)        -0.24%
                                                -------------                                 -------------

     Total 2004                                 $     998,466         1.03%                   $    (621,932)        -0.64
                                                =============                                 =============

                                  NET UNREALIZED
               2004                PROFIT (LOSS)     PERCENT OF
     COMMODITY INDUSTRY SECTOR   ON OPEN POSITIONS   NET ASSETS   MATURITY DATES
     -------------------------   -----------------   ----------   --------------
     Currencies                  $         252,835         0.26%  January 05 - March 05
     Metals                                123,699         0.13%  January 05 - March 05
                                 -----------------

     Total 2004                  $         376,534         0.39%
                                 =================

                                                LONG POSTIONS                                SHORT POSITIONS
                                                -------------                                ---------------
               2003                 NUMBER        UNREALIZED    PERCENT OF       NUMBER         UNREALIZED     PERCENT OF
     COMMODITY INDUSTRY SECTOR   OF CONTRACTS   PROFIT (LOSS)   NET ASSETS    OF CONTRACTS    PROFIT (LOSS)    NET ASSETS
     -------------------------   ------------   -------------   ----------    ------------    -------------    ----------
     Agriculture                          534   $     759,185         0.54%           (463)   $    (732,340)        -0.52%
     Currencies                     2,801,267       2,506,141         1.79%     (2,039,212)      (1,044,940)        -0.75%
     Energy                               256          64,506         0.05%             (6)          (1,130)         0.00%
     Interest rates                     1,715         429,424         0.31%           (425)        (287,757)        -0.21%
     Metals                               535       1,920,760         1.37%            (73)        (338,848)        -0.24%
     Stock indices                        411         495,501         0.35%            (76)         (51,798)        -0.04%
                                                -------------                                 -------------

     Total 2003                                 $   6,175,517         4.41%                   $  (2,456,813)        -1.76%
                                                =============                                 =============

                                  NET UNREALIZED
               2003               PROFIT (LOSS)      PERCENT OF
     COMMODITY INDUSTRY SECTOR   ON OPEN POSITIONS   NET ASSETS   MATURITY DATES
     -------------------------   -----------------   ----------   --------------
     Agriculture                 $          26,845         0.02%  January 04 - May 04
     Currencies                          1,461,201         1.04%  January 04 - April 04
     Energy                                 63,376         0.05%  January 04 - March 04
     Interest rates                        141,667         0.10%  February 04 - September 05
     Metals                              1,581,912         1.13%  January 04 - October 04
     Stock indices                         443,703         0.31%  January 04 - March 04
                                 -----------------

     Total 2003                  $       3,718,704         2.65%
                                 =================

At December 31, 2003 no individual contract's unrealized profit or loss comprised greater than 5% of the Member's Capital.

At December 31, 2004 no individual contract's unrealized profit or loss comprised greater than 5% of the Member's Capital and amounts Due to Members.

                                        7
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3.   FINANCIAL DATA HIGHLIGHTS

     The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2004.

     TOTAL RETURN:

     Total return before Profit Shares                   0.93%
     Profit Shares                                      -0.97%
     Total return                                       -0.01%

     RATIO TO AVERAGE MEMBERS' CAPITAL:

     Expenses (excluding Profit Shares)                  5.64%
     Profit Shares                                       1.06%
                                                       ------
     Expenses                                            6.71%
                                                       ======

     Net investment loss                                -5.21%
                                                       ======

4.   RELATED PARTY TRANSACTIONS

     All of the Company's U.S. dollar assets were maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credited the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company was credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may have derived certain economic benefit, in excess of the interest, which Merrill Lynch paid to the Company from the possession of such assets.

     Merrill Lynch charged the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions. Such amounts were netted against interest income due to the insignificance of such amounts.

     Following the allocation of the Company's trading profit and interest income among the Members' Capital Accounts, MLIM LLC calculated the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, relating to the Company's trading on behalf of the Members. Such brokerage commissions, fees and expenses were calculated specifically for each Member (not pro rata based on the Members' respective capital accounts) and deducted from the Members' capital accounts and paid out by the Company. The Company paid brokerage commissions to MLPF&S at a flat monthly rate reflecting the fee arrangement between each Member and MLPF&S. For the years ended December 31, 2004 and 2003, the monthly rates for Members ranged from .291 of 1% (a 3.50% annual rate) to .729 of 1% (an 8.75% annual rate) of each Member's month-end assets invested in the Company.

     The Company paid MLIM LLC a monthly administrative fee ranging from .021 of 1% (a 0.25% annual rate) to .083 of 1% (a 1.00% annual rate) of each Member's month-end assets for the years ended December 31, 2004 and 2003. Month-end assets were not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLPF&S paid the Advisors annual consulting fees up to 2.5% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

                                        8
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5.   ADVISORY AGREEMENTS

     Pursuant to the Advisory Agreements among the Advisors, the Company and MLIM LLC, the Advisors determined the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIM LLC. The Advisory Agreements generally renewed one year after they were entered into, subject to certain renewal rights exercisable by the Company.

     The Company paid, from the Capital Account of each Member, to the Advisors quarterly or annual Profit Shares generally ranged from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor, attributed to each Member's Capital Account, considered individually irrespective of the overall performance of the such Member's Capital Account. Profit Shares, which were calculated separately in respect of each Member's Capital Account, were determined as of the end of each calendar quarter or year and were also paid to each Advisor upon the withdrawal of capital from the Company by a Member.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Company had certain risks, which could not be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's "net unrealized profit on open contracts" related to such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk was influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which the derivative instruments were traded.

     MLIM LLC had procedures in place intended to control market risk exposure, although there can be no assurance that they would, in fact, succeed in doing so. These procedures focused primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM LLC did not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIM LLC may have urged the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions were unusual. Except in cases in which it appeared that the Advisors had begun to deviate from past practice or trading policies or to be trading erratically, MLIM LLC's basic risk control procedures consisted simply of the ongoing process of Advisor monitoring, with the market risk controls being applied by the Advisors themselves.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance was the "net unrealized profit on open contracts", if any, included in the Statements of Financial Condition. The Company attempted to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

     The Company, in its normal course of business, entered into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables were offset and reported as a net receivable or payable under "net unrealized profit on open contracts" on the Statements of Financial Condition.

                                 * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                 Patrick Hayward
                             Chief Financial Officer
                     Merrill Lynch Investment Managers, LLC
                           Commodity Pool Operator of
                         ML Multi-Manager Portfolio LLC

                                       10